Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FULL YEAR AND FOURTH QUARTER 2016 EARNINGS

YORK, Pennsylvania – February 7, 2017 – Glatfelter (NYSE: GLT) today reported net income of $21.6 million, or $0.49 per diluted share, for the year ended December 31, 2016 compared with $64.6 million, or $1.47 per diluted share, in the year ended December 31, 2015.  Adjusted earnings in 2016, totaled $60.7 million, or $1.38 per diluted share compared with $58.9 million or $1.34 per diluted share, in 2015.

For the fourth quarter of 2016, the Company reported a loss of $16.2 million, or $0.37 per share, including a $25.1 million, after-tax, charge for the Fox River environmental matter.  This compared to net income of $34.3 million, or $0.78 per share in the fourth quarter of 2015.  Adjusted earnings for the fourth quarter of 2016 were $17.6 million, or $0.40 per share compared with $22.9 million, or $0.52 per share, for the same period a year ago.  Adjusted earnings is a non-GAAP measure for which a reconciliation is provided within this release.

Consolidated net sales for the year ended December 31, 2016 totaled $1,604.8 million compared with $1,661.1 million in 2015.  Net sales totaled $390.9 million and $412.9 million in the fourth quarters of 2016 and 2015, respectively.  Lower selling prices unfavorably impacted the quarter-over-quarter comparison by $6.4 million and shipping volumes declined 5.2%.  Foreign currency translation unfavorably impacted sales by $4.8 million.

“As we expected, this quarter’s results reflect the challenging market conditions we faced throughout much of the year,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Our Composite Fibers’ and Specialty Papers’ results were affected by excess capacity in certain key markets and its impact on product pricing.  In addition, both business units were impacted by machine downtime due to lower shipments and to reduce inventory levels.  On a positive note, our continuous improvement initiatives are generating significant cost savings allowing us to offset much of the market impacts and our Advanced Airlaid Materials business continued to deliver solid results with record production levels and growth across nearly every product segment.”

Mr. Parrini continued, “While Glatfelter operated in a slow-growth environment during most of 2016, adjusted earnings for the year increased 3% compared with last year due to substantial growth in our Airlaid business and our focus on operational excellence and continuous improvement initiatives.  We remain committed to our long-term strategy to grow our engineered material businesses.  Despite the more competitive markets in Composite Fibers, we expect to see volume growth in 2017, and we are implementing a cost optimization initiative that is expected to deliver approximately $10 million of annual savings.  We anticipate continued growth in our Advanced Airlaid Materials business and we are on track with plans to complete the new Fort Smith, Arkansas facility later this year.  At the same time, we remain committed to identifying growth opportunities and driving efficiencies throughout our business.”

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Glatfelter Reports 2016 Full Year and Fourth Quarter Results	page 2

The following table sets forth a reconciliation of net income (loss) on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended December 31
	2016		2015
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income (loss)	$(16,180)	$(0.37)	$34,298	$0.78
Adjustments (pre-tax)
Fox River environmental matter	40,000		—
Pension settlement charge	7,306		—
Specialty Papers' environmental compliance	1,703		—
Airlaid capacity expansion costs	1,353		50
Cost optimization actions	3,446		212
Timberland sales and related costs	—		(18,162)
Total adjustments (pre-tax)	53,808		(17,900)
Income taxes (1)	(19,983)		6,503
Total after-tax adjustments	33,825	$0.78	(11,397)	$(0.26)
Adjusted earnings	$17,645	$0.40	$22,901	$0.52

(1)	Tax effect on adjustments calculated based on the tax rate of the jurisdiction in which each adjustment originated.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Fourth Quarter Business Unit Results

Composite Fibers

	Three months ended December 31
Dollars in thousands	2016	2015	Change

Tons shipped	35,110	37,585	(2,475)	(6.6)%
Net sales	$125,349	$131,821	$(6,472)	(4.9)%
Operating income	13,784	15,883	(2,099)	(13.2)%
Operating margin	11.0%	12.0%

Composite Fibers’ net sales decreased $6.5 million, or 4.9%, primarily due to a 6.6% decline in shipping volumes and $0.9 million from lower selling prices.

Composite Fibers’ fourth quarter of 2016 operating income totaled $13.8 million, a decrease of $2.1 million compared to the year-ago period.  The effect of lower selling prices and shipping volumes were nearly offset by lower raw material and energy prices.  In addition, operating results were unfavorably impacted by $2.5 million due to the costs of downtime to reduce inventory levels and better match market demand.  These costs were partially offset by continuous improvement and cost control actions.  Foreign currency translation adversely impacted results by $0.9 million reflecting the less favorable impact from hedging activities in 2016 compared to 2015.

Advanced Airlaid Materials

	Three months ended December 31
Dollars in thousands	2016	2015	Change

Tons shipped	24,932	24,537	395	1.6%
Net sales	$60,852	$61,603	$(751)	(1.2)%
Operating income	6,594	6,029	565	9.4%
Operating margin	10.8%	9.8%

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Glatfelter Reports 2016 Full Year and Fourth Quarter Results	page 3

Advanced Airlaid Materials’ net sales decreased $0.8 million in the year-over-year comparison primarily due to $0.7 million of lower selling prices reflecting the impact of cost pass-through arrangements.  Shipping volumes increased 1.6%, or 3.3% on a square-meter basis, primarily due to continued growth of wipes and table top products.

Operating income for the fourth quarter of 2016, totaled $6.6 million, or 9.4% higher than the comparable period a year ago.  Results benefited by $0.7 million from improved operations compared to the prior year.  Lower raw material and energy prices improved operating profit by $1.0 million and were offset by a reduction in selling prices related to cost pass-through arrangements and by unfavorable foreign currency translation.

Specialty Papers

	Three months ended December 31
Dollars in thousands	2016	2015	Change

Tons shipped	196,573	208,583	(12,010)	(5.8)%
Net sales	$204,665	$219,427	$(14,762)	(6.7)%
Energy and related sales, net	2,128	1,727	401	23.2%
Operating income	13,260	15,921	(2,661)	(16.7)%
Operating margin	6.5%	7.3%

Specialty Papers’ net sales decreased $14.8 million, or 6.7%, due to a 5.8% decrease in shipping volumes and a $4.8 million impact from lower selling prices.

Specialty Papers’ operating income totaled $13.3 million in the fourth quarter of 2016, or a decrease of $2.7 million compared with the same period a year ago.  The adverse impact of lower selling prices was partially offset by $2.1 million of lower raw material and energy prices.  Machine downtime reduced operating profit by $4.0 million and was offset by productivity and other cost improvements.

Other Financial Information

The Company recorded a $40.0 million charge in the fourth quarter of 2016, to increase its reserve for the Fox River environmental matter.  The increase in the reserve reflects management’s current assessment of recent developments in this matter as a direct result of a proposed consent decree between other defendants and the United States and the impact this agreement may have on the overall resolution of the Company’s liability. A more complete discussion of these developments and the Fox River matter is included in the Company’s Current Report on Form 8-K filed on January 19, 2017 and in its 2016 third quarter report on Form 10-Q.

During the fourth quarter of 2016, the Company recorded a pension settlement charge of $7.3 million and settled $24.2 million of benefits in connection with a voluntary program offered to deferred vested terminated participants. This charge is excluded from earnings in the determination of adjusted earnings. Excluding the charge, pension expense totaled $1.4 million and $2.5 million in the fourth quarter of 2016 and 2015, respectively.  Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

The Company recorded an income tax benefit of $17.2 million on a pre-tax loss of $33.4 million. On adjusted earnings, the effective tax rate was 13.6 % in the fourth quarter of 2016 compared to 12.8% in the same quarter a year ago.  The fourth quarter 2016 tax rate benefited by $1.9 million primarily due to the release of reserves in connection with the completion of tax audits, statute closures and changes in statutory tax rates.

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Glatfelter Reports 2016 Full Year and Fourth Quarter Results	page 4

2016 Full Year Results

The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Year ended December 31
	2016		2015
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$21,554	$0.49	$64,575	$1.47
Adjustments (pre-tax)
Fox River environmental matter	40,000		10,000
Pension settlement charge	7,306		—
Specialty Papers' environmental compliance	8,348		—
Airlaid capacity expansion costs	2,661		50
Cost optimization actions	3,534		2,461
Asset impairment charge	—		1,201
Timberland sales and related costs	—		(20,867)
Acquisition and integration related costs	—		178
Total adjustments (pre-tax)	61,849		(6,977)
Income taxes (1) (2)	(22,719)		1,328
Total after-tax adjustments	39,130	0.90	(5,649)	(0.13)
Adjusted earnings	$60,684	$1.38	$58,926	$1.34

(1)	Tax effect for adjustments calculated based on the tax rate of the jurisdiction in which each adjustment originated.
(2)	Includes release of $1.4 million of tax reserves on timberland sales in 2015.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $55.4 million as of December 31, 2016, and net debt was $317.2 million compared with $255.4 million at the end of 2015.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2016 and 2015 are summarized below:

Capital Expenditures	Three months ended December 31		Year ended December 31
In thousands	2016	2015	2016	2015

Specialty Papers' environmental compliance projects	$16,926	$7,885	$69,470	$26,873
Airlaid capacity expansion	9,614	67	30,681	109
Other capital expenditures	16,670	17,657	60,007	72,907
Total capital expenditures	$43,210	$25,609	$160,158	$99,889

Adjusted free cash flow for the year ended December 31, 2016, was $51.8 million compared with $54.0 million in 2015.  (Refer to the calculation of these measures provided in this release.)

Outlook

Composite Fibers’ shipping volumes in the first quarter of 2017 are expected be approximately 5% higher than the fourth quarter with this benefit being offset by lower selling prices.  Raw material prices are expected to increase slightly primarily due to higher fiber prices.

Advanced Airlaid Materials’ shipping volumes are expected to be slightly higher than the 2016 fourth quarter. Selling prices and raw material and energy prices are expected to be in line with the fourth quarter.

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Glatfelter Reports 2016 Full Year and Fourth Quarter Results	page 5

Specialty Papers’ shipping volumes in the first quarter are expected to be slightly higher than the fourth quarter of 2016.  Selling prices are expected to decline slightly and raw material and energy prices are expected to be stable.  However, overall energy costs are expected to increase by approximately $4 million due to seasonality and the recently completed boiler conversions from coal to natural gas. These higher costs are expected to be offset by less market downtime in the first quarter than in the fourth quarter of 2016.  Depreciation and amortization expense is expected to increase by approximately $1 million due to the startup of the environmental compliance assets.

Consolidated capital expenditures are expected to total between $125 million and $140 million for 2017.

Depreciation and amortization expense is expected to be approximately $72 million for 2017 compared with $65.8 million in 2016.

Pension expense is expected to be $5.3 million for 2017 compared with $5.5 million, excluding the pension settlement charge, in 2016.

The effective tax rate on adjusted earnings is expected to be approximately 24% in 2017 compared with 16.5% for 2016.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2016 Earnings Release Conference Call

When:	Tuesday, February 7, 2017, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	53778626

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	February 7, 2017, 2:00 p.m. through February 21, 2017, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	53778626

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

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Glatfelter Reports 2016 Full Year and Fourth Quarter Results	page 6

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in the cost to construct the new airlaid facility and the availability and costs of a qualified workforce, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, and market growth rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs over 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31		Year ended December 31
In thousands, except per share	2016	2015	2016	2015
Net sales	$390,865	$412,852	$1,604,797	$1,661,084
Energy and related sales, net	2,128	1,728	6,141	5,664
Total revenues	392,993	414,580	1,610,938	1,666,748
Costs of products sold	336,126	356,464	1,392,335	1,463,783
Gross profit	56,867	58,116	218,603	202,965
Selling, general and administrative expenses	85,898	27,505	190,694	127,706
Losses (gains) on dispositions of plant, equipment
and timberlands, net	185	(18,225)	216	(21,113)
Operating income (loss)	(29,216)	48,836	27,693	96,372
Non-operating income (expense)
Interest expense	(3,858)	(4,287)	(15,822)	(17,464)
Interest income	2	51	206	283
Other, net	(315)	(423)	(1,271)	(615)
Total other expense	(4,171)	(4,659)	(16,887)	(17,796)
Income (loss) before income taxes	(33,387)	44,177	10,806	78,576
Income tax provision (benefit)	(17,207)	9,879	(10,748)	14,001
Net income (loss)	$(16,180)	$34,298	$21,554	$64,575

Earnings (loss) per share
Basic	$(0.37)	$0.79	$0.49	$1.49
Diluted	(0.37)	0.78	0.49	1.47
Cash dividends declared
per common share	$0.125	$0.12	$0.50	$0.48
Weighted average shares outstanding
Basic	43,577	43,499	43,558	43,397
Diluted	43,577	43,878	44,129	43,942

Business Unit Financial Information

(unaudited)

Three months ended December 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$125.3	$131.8	$60.9	$61.6	$204.7	$219.4	$-	$-	$390.9	$412.9
Energy and related sales, net	-	-	-	-	2.1	1.7	-	-	2.1	1.7
Total revenue	125.3	131.8	60.9	61.6	206.8	221.1	-	-	393.0	414.6
Costs of products sold	100.4	104.6	52.0	53.8	178.5	196.1	5.2	2.0	336.1	356.5
Gross profit (loss)	24.9	27.2	8.9	7.8	28.3	25.0	(5.2)	(2.0)	56.9	58.1
SG&A	11.1	11.3	2.3	1.8	15.0	9.1	57.5	5.4	85.9	27.5
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	-	-	0.2	(18.2)	0.2	(18.2)
Total operating income (loss)	13.8	15.9	6.6	6.0	13.3	15.9	(62.9)	10.8	(29.2)	48.8
Non operating expense	-	-	-	-	-	-	(4.2)	(4.7)	(4.2)	(4.7)
Income (loss) before income taxes	$13.8	$15.9	$6.6	$6.0	$13.3	$15.9	$(67.1)	$6.1	$(33.4)	$44.2

Supplementary Data
Net tons sold (thousands)	35.1	37.6	24.9	24.5	196.6	208.6	-	-	256.6	270.7
Depreciation, depletion and amortization	$6.7	$6.1	$1.9	$2.4	$6.6	$6.7	$0.9	$0.6	$16.1	$15.8
Capital expenditures	5.1	9.5	11.7	3.2	21.6	12.5	4.8	0.4	43.2	25.6

Year ended December 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$517.0	$541.5	$244.3	$244.6	$843.6	$875.0	$-	$-	$1,604.8	$1,661.1
Energy and related sales, net	-	-	-	-	6.1	5.7	-	-	6.1	5.7
Total revenue	517.0	541.5	244.3	244.6	849.7	880.7	(0.1)	-	1,610.9	1,666.7
Costs of products sold	416.4	434.4	209.5	215.7	752.6	804.5	13.8	9.2	1,392.3	1,463.8
Gross profit (loss)	100.6	107.1	34.8	28.9	97.1	76.2	(13.9)	(9.2)	218.6	203.0
SG&A	46.3	45.7	8.4	7.6	55.9	43.3	80.1	31.0	190.7	127.7
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	-	-	0.2	(21.1)	0.2	(21.1)
Total operating income (loss)	54.3	61.4	26.4	21.3	41.2	32.9	(94.2)	(19.1)	27.7	96.4
Non operating expense	-	-	-	-	-	-	(16.9)	(17.8)	(16.9)	(17.8)
Income (loss) before income taxes	$54.3	$61.4	$26.4	$21.3	$41.2	$32.9	$(111.1)	$(36.9)	$10.8	$78.6

Supplementary Data
Net tons sold (thousands)	151.8	153.8	99.0	96.0	794.3	802.2	-	-	1,045.1	1,051.9
Depreciation, depletion and amortization	$27.8	$26.2	$9.0	$8.8	$26.3	$26.0	$2.7	$2.2	$65.8	$63.2
Capital expenditures	18.8	26.8	36.8	7.8	99.0	63.5	5.6	1.8	160.2	99.9

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2016	2015

Cash Flow Data
Cash provided (used) by:
Operating activities	$116,110	$133,743
Investing activities	(160,888)	(77,254)
Financing activities	(3,019)	(48,016)

Depreciation, depletion and amortization	65,826	63,236
Capital expenditures	160,158	99,889

	December 31	December 31
	2016	2015
Balance Sheet Data
Cash and cash equivalents	$55,444	$105,304
Total assets	1,521,259	1,500,416
Total debt	372,608	360,662
Shareholders’ equity	653,826	663,247

The amount set forth for Total debt as of December 31, 2015, has been restated to retroactively adopt Accounting Standards Number 2015-03, Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•

Fox River environmental matter. This adjustment reflects charges incurred to increase our reserve for estimated costs related to government oversight, remediation of environmental contamination and long-term monitoring and maintenance at the Fox River site. These costs are irregular in timing and as such may not be indicative of our past or future performance.

•

Pension settlement charge. This adjustment reflects the one-time charge incurred during 2016 in connection with the settlement of certain pension liabilities as part of a voluntary offer to vested terminated participants. Our qualified pension plan is overfunded and this action did not require us to contribute any cash.

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•	Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Ft. Smith, Arkansas.

•

Cost optimization actions. This adjustment reflects charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

•

Asset impairment charges. This adjustment represents a non-cash charge required to adjust to its estimated fair value the carrying value of a trade name intangible asset recorded in connection with the 2013 Dresden acquisition. Charges of this nature are irregular in timing and as such may not be indicative of our past and future performance.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may significantly benefit our operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.

•

Acquisition and integration related costs. These adjustments include costs directly related to the consummation of the acquisition process and those related to integrating businesses previously acquired. These costs are irregular in timing and as such may not be indicative of our past and future performance.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended December 31		Year ended December 31
In thousands	2016	2015	2016	2015

Cash from operations	$56,673	$63,220	$116,110	$133,743
Less: Capital expenditures	(43,210)	(25,609)	(160,158)	(99,889)
Add back: Airlaid capacity expansion	9,614	67	30,681	109
Add back: Specialty Papers' environmental compliance projects	16,926	7,885	69,470	26,873
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	-	(2,751)	(4,277)	(6,816)
Adjusted free cash flow	$40,003	$42,812	$51,826	$54,020

Net Debt	December 31	December 31
In thousands	2016	2015

Current portion of long-term debt	$8,961	$7,366
Long term debt	363,647	353,296
Total	372,608	360,662
Less: Cash	(55,444)	(105,304)
Net Debt	$317,164	$255,358

The amounts set forth above as of December 31, 2015, have been restated to retroactively adopt Accounting Standards Number 2015-03, Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.